Exhibit 99.1

Alector Reports First Quarter 2026 Financial Results and Provides Business Update

Advancing the Alector Brain Carrier (ABC) platform across multiple therapeutic modalities, including antibodies, enzymes, and siRNA, with continued progress across AL037/AL137 (ABC-enabled antibody for Alzheimer’s disease (AD)), AL050 (ABC-enabled GCase Enzyme Replacement Therapy for Parkinson’s disease (PD)), and AL064/AL164 (ABC-enabled Tau siRNA for AD and other tauopathies)

$206.5 million in cash, cash equivalents and investments provide runway at least through 2027

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SOUTH SAN FRANCISCO, Calif., May 07, 2026 (GLOBE NEWSWIRE) – Alector, Inc. (Nasdaq: ALEC), a biotechnology company focused on developing therapies to counteract the devasting progression of neurodegeneration, today reported first quarter 2026 financial results and recent portfolio and business updates. As of March 31, 2026, Alector’s cash, cash equivalents, and investments totaled $206.5 million.

“Over the past seven years, we have built a highly differentiated blood-brain barrier platform with the versatility to deliver antibodies, enzymes, proteins, and siRNA to the brain,” said Arnon Rosenthal, Ph.D., Chief Executive Officer of Alector. “We have a rich and growing pipeline of ABC-enabled programs, and we remain deeply committed to developing therapies that can make a meaningful difference for patients living with neurodegenerative diseases.”

Recent Program Updates

Alector Brain Carrier (ABC): Preclinical and Research Pipeline

At the core of Alector’s strategy is the Alector Brain Carrier (ABC), the company’s proprietary platform designed to enhance the delivery of therapeutics to the brain. ABC is intended for peripheral dosing and is adaptable across multiple drug modalities, including antibodies, enzymes, and siRNA.

The platform is built on core design principles of versatility, optimized binding properties, and translatability, with the goal of achieving efficient and targeted brain delivery while maintaining a favorable safety profile. Across multiple ABC-enabled programs, preclinical studies have demonstrated robust brain penetration, supporting the advancement of a broad pipeline aimed at addressing the underlying drivers of neurodegenerative diseases.

AL037/AL137

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Alector continues to advance AL037/AL137, its ABC-enabled anti-amyloid beta (Aβ) antibody program for the treatment of AD, through investigational new drug (IND)-enabling studies. The company is targeting an IND submission in Q1 2027.
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Both of our AL037 and AL137 candidates are engineered for optimal brain uptake, potency, safety, and convenience. Both candidates comprise the same high-affinity, fully human antibody that selectively binds PyroGlu3, a validated epitope on toxic amyloid beta found in plaques and retain an active effector function intended to facilitate myeloid-mediated plaque clearance. AL037 and AL137 each incorporates Alector’s proprietary ABC technology with TfR binding domains that bind the same epitope on TfR, but with different affinities and binding kinetics, to balance brain penetration and plaque removal with minimized hematologic adverse effects.

AL050

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Alector continues to progress AL050, its ABC-enabled engineered glucocerebrosidase (GCase) enzyme replacement therapy (ERT) for PD, through preclinical development.
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AL050 is designed to address key challenges associated with enzyme delivery to the brain, featuring an engineered GCase with improved activity and stability and a silenced effector function to maximize safety, paired with Alector’s tunable ABC technology. Preclinical studies to date have demonstrated increased GCase activity and reduced toxic substrate accumulation, supporting its continued preclinical development as a potential therapy for PD and Lewy body dementia (LBD) associated with GBA loss-of-function mutations and subsequently for idiopathic PD and LBD. We continue to evaluate our timeline to the clinic.

ABC siRNA Platform

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Alector is advancing its ABC-enabled siRNA platform with the goal of making treatment more accessible by enabling peripheral dosing as a potential alternative to traditional intrathecal delivery.
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Alector continues to advance AL064/AL164, its ABC-enabled tau siRNA program for the treatment of AD and other tauopathies. AL064 demonstrated robust tau mRNA knockdown and durable reduction of phospho-Tau 217 in non-human primate studies, and it was subsequently modified to further optimize siRNA stability. This modified form is advancing into IND-enabling studies as AL164.
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In addition to AL164, the company is advancing early-stage siRNA programs toward lead candidate selection, including ADP062-ABC, an alpha-synuclein siRNA for PD and ADP065-ABC, an NLRP3 siRNA for multiple neurodegenerative conditions, reflecting the broad applicability of the ABC platform across disease mechanisms.

Progranulin Program (nivisnebart (AL101/GSK4527226)

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The global, randomized, double-blind, placebo-controlled PROGRESS-AD Phase 2 clinical trial of nivisnebart (AL101/GSK4527226) in early AD has been discontinued following a pre-specified interim futility analysis. An independent data monitoring committee concluded that the trial was unlikely to meet its primary endpoint of slowing disease progression at completion. As the company’s platform and pipeline have continued to evolve, Alector remains focused on the significant opportunities ahead across its ABC-enabled programs.

First Quarter 2026 Financial Results

Revenue. Collaboration revenue for the quarter ended March 31, 2026, was $1.0 million, compared to $3.7 million for the same period in 2025. The decrease in year-over-year collaborative revenue was primarily due to lower manufacturing-related activity to support the Nivisnebart Phase 2 study in early Alzheimer’s disease.

R&D Expenses. Total research and development expenses for the quarter ended March 31, 2026, were $17.9 million, compared to $33.6 million for the quarter ended March 31, 2025. The decrease was mainly due to a decrease in personnel-related costs as a result of the reductions in force as well as a decrease in research and development expenses for the AL002 program.

G&A Expenses. Total general and administrative expenses for the quarter ended March 31, 2026, were $8.1 million, compared to $14.7 million for the quarter ended March 31, 2025. The decrease was mainly driven by a decrease in personnel-related costs as a result of the reductions in force.

Net Loss. For the quarter ended March 31, 2026, Alector reported a net loss of $22.9 million, or $0.21 per share, compared to a net loss of $40.5 million, or $0.41 net loss per share, for the same period in 2025.

Cash Position. Cash, cash equivalents, and investments were $206.5 million as of March 31, 2026. Management anticipates that this will be sufficient to fund Alector’s operations at least through 2027.

About Alector

Alector is a biotechnology company focused on developing therapies to counteract the devastating progression of neurodegenerative diseases. Leveraging the principles of genetics, immunology, and neuroscience, the company is advancing a portfolio of programs that aim to remove toxic proteins, replace missing proteins, and restore immune and nerve cell function. Supported by biomarkers, Alector’s product candidates seek to treat a range of indications, such as Alzheimer’s disease and Parkinson's disease. The company is also developing Alector Brain Carrier (ABC), a proprietary blood-brain barrier platform, which is being applied to its preclinical and research pipeline. ABC aims to enhance the delivery of therapeutics, achieve deeper brain penetration and efficacy at lower doses, and ultimately improve patient outcomes while reducing costs. Alector is headquartered in South San Francisco, California. For more information, please visit www.alector.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding our business plans, business strategy, product candidates, research and preclinical pipeline, blood-brain barrier technology platform, planned and ongoing preclinical studies, expected milestones, and financial and cash guidance. Such statements are subject to numerous risks and uncertainties, including but not limited to risks and uncertainties as set forth in Alector’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, with the Securities and Exchange Commission (“SEC”), as well as the other documents Alector files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Selected Consolidated Balance Sheet Data

(in thousands)

	March 31,	December 31,
	2026	2025

Cash, cash equivalents, and marketable securities	$206,515	$256,024
Total assets	239,916	293,237
Total current liabilities (excluding deferred revenue)	34,242	62,819
Deferred revenue (including current portion)	169,589	171,221
Total liabilities	229,534	262,588
Total stockholders’ equity	10,382	30,649

Condensed Consolidated Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Collaboration revenue	$1,046	$3,674
Operating expenses:
Research and development	17,857	33,641
General and administrative	8,108	14,728
Total operating expenses	25,965	48,369
Loss from operations	(24,919)	(44,695)
Other income, net	1,989	4,224
Loss before income taxes	(22,930)	(40,471)
Income tax expense	—	—
Net loss	$(22,930)	$(40,471)
Net loss per share, basic and diluted	$(0.21)	$(0.41)
Shares used in computing net loss per share basic and diluted	110,590,014	99,398,200